Exhibit 99.1

2011-11

NEWS RELEASE

HECLA REPORTS LODGING OF COEUR D’ALENE BASIN ENVIRONMENTAL SETTLEMENT WITH THE COURT

FOR IMMEDIATE RELEASE

June 13, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is pleased to report that the Consent Decree, which includes final settlement terms, was lodged today with the U.S. District Court in Idaho. The Consent Decree among Hecla, the United States, the Coeur d’Alene Indian Tribe, and the State of Idaho, settles the environmental litigation and related claims pertaining to historic releases of mining wastes in the Coeur d’Alene Basin. The Consent Decree has the same monetary terms that were previously disclosed.

“We are encouraged by the lodging of the Consent Decree and continued cooperation by all related parties to resolve this longstanding litigation,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “We expect the settlement to be finalized and effective in the third quarter 2011.”

Following publication in the Federal Register, the Consent Decree is subject to a 30-day public comment period as well as final Court approval.

For more information on the terms of settlement contained in the Consent Decree, please see our 2011 SEC filings at www.sec.gov.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey Vice President – Investor Relations Direct: 604-694-7729 Hecla Canada Ltd. 400 – 580 Hornby Street Vancouver, British Columbia V6C 3B6 Canada	Direct Main: 800-HECLA91 (800-432-5291) Email: hmc-info@hecla-mining.com Website: www.hecla-mining.com Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815